EXHIBIT 23.2

The Board of Directors
Wintrust Financial Corporation:

         We consent to the use of our report incorporated by reference in the Registration Statement on Form S-3 of Wintrust Financial Corporation relating to the registration of 608,495 shares of its common stock and to the reference to our firm under the heading "Experts" in the prospectus.

                                       /s/ KPMG LLP

Chicago, Illinois
March 8, 2002